DUN & BRADSTREET REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

JACKSONVILLE, Fla. - May 1, 2025: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the first quarter ended March 31, 2025. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•Revenue for the first quarter of 2025 was $579.8 million, an increase of 2.7% and 3.6% on a constant currency basis compared to the first quarter of 2024.

•Organic revenue increased 3.6% on a constant currency basis compared to the first quarter of 2024.

•GAAP net loss for the first quarter of 2025 was $15.8 million, or loss per share of $0.04, compared to net loss of $23.2 million, or loss per share of $0.05 for the prior year quarter. Adjusted net income was $90.9 million, or adjusted net earnings per diluted share of $0.21, compared to adjusted net income of $85.0 million, or adjusted net earnings per diluted share of $0.20 for the prior year quarter.

•Adjusted EBITDA for the first quarter of 2025 was $210.9 million, an increase of 4.8% compared to the prior year quarter. Adjusted EBITDA margin for the first quarter of 2025 was 36.4%.

“We are pleased with our solid start to the year as we delivered 3.6% organic revenue growth, expanded our Adjusted EBITDA margin by 70 basis points, grew adjusted Net Earnings by 6.9%, generated strong cash flow conversion and reduced our net leverage ratio to 3.5 times. We continued to see strong demand for both our Finance & Risk and Sales & Marketing solutions in both North America and International,” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer. “Our clients continue to rely on our data & analytics to navigate these uncertain times and drive their organizations forward in a more agile, efficient and effective manner.”

Segment Results

North America

For the first quarter of 2025, North America revenue was $398.0 million, an increase of $11.4 million or 2.9% and 3.1% on a constant currency basis compared to the first quarter of 2024.

•Finance and Risk revenue for the first quarter of 2025 was $216.6 million, an increase of $8.5 million or 4.1% and 4.3% on a constant currency basis compared to the first quarter of 2024.

•Sales and Marketing revenue for the first quarter of 2025 was $181.4 million, an increase of $2.9 million or 1.6% and 1.7% on a constant currency basis compared to the first quarter of 2024.

North America adjusted EBITDA for the first quarter of 2025 was $166.2 million, an increase of 9.3%, with adjusted EBITDA margin of 41.8%.

International

International revenue for the first quarter of 2025 was $181.8 million, an increase of $3.9 million or 2.2% and 4.7% on a constant currency basis compared to the first quarter of 2024. Excluding the negative impact of foreign exchange of $4.4 million, International organic revenue increased 4.7%.

•Finance and Risk revenue for the first quarter of 2025 was $122.8 million, an increase of $2.8 million or 2.3% and 4.9% on a constant currency basis compared to the first quarter of 2024.

•Sales and Marketing revenue for the first quarter of 2025 was $59.0 million, an increase of $1.1 million or 1.9% and 4.2% on a constant currency basis compared to the first quarter of 2024. Excluding the negative impact of foreign exchange, organic revenue increased 4.2%.

International adjusted EBITDA for the first quarter of 2025 was $60.5 million, a decrease of 5.8%, with adjusted EBITDA margin of 33.3%.

Balance Sheet

As of March 31, 2025, we had cash and cash equivalents of $241.3 million and total principal amount of debt of $3,547.6 million. We had $835.0 million available on our $850 million revolving credit facility as of March 31, 2025.

Stock Repurchase Program

Since the inception of the Stock Repurchase Program, we repurchased 961,360 shares of Dun & Bradstreet common stock for $9.3 million, net of accrued excise tax, at an average price of $9.71 per share. There was no share repurchase activity during the three months ended March 31, 2025. Subsequent to entering into the definitive agreement with Clearlake Capital Group, L.P. (“Clearlake”) on March 23, 2025, the Company will not repurchase any shares under the Stock Repurchase Program.

Stockholder Dividends

Pursuant to the definitive agreement with Clearlake, the Company has agreed not to declare or pay any dividend in respect of any shares.

Business Outlook

As a result of the proposed transaction with Clearlake, Dun & Bradstreet has suspended the practice of providing forward-looking guidance. In addition, Dun & Bradstreet will not be hosting a conference call related to its first quarter 2025 earnings release.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include organic revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin, adjusted net income and adjusted net earnings per diluted share. Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, transition costs and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Intangible assets are recognized as a result of historical merger and acquisition transactions. We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fees, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Organic Revenue

We define organic revenue as reported revenue before the effect of foreign exchange excluding revenue from acquired businesses, if applicable, for the first twelve months. In addition, organic revenue excludes current and prior year revenue associated with divested businesses, if applicable. We believe the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions and divestitures.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other non-operating expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•equity-based compensation;

•restructuring charges;

•merger, acquisition and divestiture-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with investments to transform our technology and back-office infrastructure, including investment in the architecture of our technology platforms and cloud-focused infrastructure. The transformation efforts require us to dedicate separate resources in order to develop the new cloud-based infrastructure in parallel with our current environment. These costs, as well as other expenses associated with transformational activities, are incremental and redundant costs that will not recur after we achieve our objectives and are not representative of our underlying operating performance. We believe that excluding these costs from our non-GAAP measures provides a better reflection of our ongoing cost structure; and

•other adjustments include non-recurring charges such as legal expense associated with significant legal and regulatory matters and impairment charges.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. adjusted for the following items:

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fees, facilities, overhead and similar items;

•equity-based compensation;

•restructuring charges;

•merger, acquisition and divestiture-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with investments to transform our technology and back-office infrastructure, including investment in the architecture of our technology platforms and cloud-focused infrastructure. The transformation efforts require us to dedicate separate resources in order to develop the new cloud-based infrastructure in parallel with our current environment. These costs, as well as other expenses associated with transformational activities, are incremental and redundant costs that will not recur after we achieve our objectives and are not representative of our underlying operating performance. We believe that excluding these costs from our non-GAAP measures provides a better reflection of our ongoing cost structure;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs;

•non-operating pension-related income (expenses) includes certain costs and income associated with our pension and postretirement plans, consisting of interest cost, expected return on plan assets and amortized actuarial gains or losses, prior service credits and if applicable, plan settlement charges. These adjustments are non-cash and market-driven, primarily due to the changes in the value of pension plan assets and liabilities which are tied to financial market performance and conditions;

•non-cash gain and loss resulting from the modification of our interest rate swaps;

•other adjustments include non-recurring charges such as legal expense associated with significant legal and regulatory matters and impairment charges;

•tax effect of the non-GAAP adjustments; and

•other tax effect adjustments related to the tax impact of statutory tax rate changes on deferred taxes and other discrete items.

Adjusted Net Earnings Per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) the possibility that the proposed acquisition of the Company by Clearlake, which is subject to the satisfaction of the customary closing conditions, does not close in the expected timeframe or at all; (ii) our ability to implement and execute our strategic plans to transform the business; (iii) our ability to develop or sell solutions in a timely manner or maintain client relationships; (iv) competition for our solutions; (v) harm to our brand and reputation; (vi) unfavorable global economic conditions including, but not limited to, volatility in interest rates, foreign currency markets, trade restrictions and tariffs, inflation, and supply chain disruptions; (vii) risks associated with operating and expanding internationally; (viii) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (ix) failure in the integrity of our data or systems; (x) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xi) loss of access to data sources or ability to transfer data across the data sources in markets where we operate; (xii) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xiii) loss or diminution of one or more of our key clients, business partners or government contracts; (xiv) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xv) our ability to protect our intellectual property adequately or cost-effectively; (xvi) claims for intellectual property infringement; (xvii) interruptions, delays or outages to subscription or payment processing platforms; (xviii) risks related to artificial intelligence systems and machine learning; (xix) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xx) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxi) compliance with governmental laws and regulations; (xxii) risks related to registration and other rights held by certain of our largest shareholders; (xxiii) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event, including the global economic uncertainty and measures taken in response; (xxiv) increased economic uncertainty related to the ongoing conflict between Russia and Ukraine, the conflict in the Middle East, and associated trends in macroeconomic conditions, and (xxv) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 21, 2025.

Dun & Bradstreet Holdings, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	Three months ended March 31,
	2025	2024
Revenue	$579.8	$564.5
Cost of services (exclusive of depreciation and amortization)	227.8	224.1
Selling and administrative expenses	169.1	176.4
Depreciation and amortization	144.7	144.0
Restructuring charges	2.9	3.4
Operating costs	544.5	547.9
Operating income (loss)	35.3	16.6
Interest income	1.5	1.6
Interest expense	(52.9)	(85.3)
Other income (expense) - net	1.3	0.1
Non-operating income (expense) - net	(50.1)	(83.6)
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	(14.8)	(67.0)
Less: provision (benefit) for income taxes	0.4	(44.2)
Equity in net income of affiliates	0.4	0.9
Net income (loss)	(14.8)	(21.9)
Less: net (income) loss attributable to the non-controlling interest	(1.0)	(1.3)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(15.8)	$(23.2)

Basic earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$(0.04)	$(0.05)
Diluted earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$(0.04)	$(0.05)
Weighted average number of shares outstanding-basic	433.3	431.6
Weighted average number of shares outstanding-diluted	433.3	431.6

Dun & Bradstreet Holdings, Inc.
Consolidated Balance Sheets
(In millions, except share data and per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$241.3	$205.9
Accounts receivable, net of allowance of $25.9 at March 31, 2025 and $25.8 at December 31, 2024	203.6	239.6
Prepaid taxes	45.2	44.3
Other prepaids	120.4	93.7
Other current assets	39.9	66.9
Total current assets	650.4	650.4
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $58.1 at March 31, 2025 and $54.6 at December 31, 2024	89.2	91.1
Computer software, net of accumulated amortization of $728.5 at March 31, 2025 and $666.3 at December 31, 2024	691.8	676.3
Goodwill	3,445.0	3,409.8
Other intangibles	3,435.0	3,506.8
Deferred costs	164.0	169.3
Other non-current assets	269.6	252.0
Total non-current assets	8,094.6	8,105.3
Total assets	$8,745.0	$8,755.7
Liabilities
Current liabilities
Accounts payable	$80.9	$104.3
Accrued payroll	57.8	108.0
Short-term debt	31.0	31.0
Deferred revenue	660.7	555.9
Other accrued and current liabilities	217.4	208.0
Total current liabilities	1,047.8	1,007.2
Long-term pension and postretirement benefits	110.0	113.5
Long-term debt	3,496.2	3,497.7
Deferred income tax	682.6	720.9
Other non-current liabilities	97.9	102.0
Total liabilities	5,434.5	5,441.3
Commitments and contingencies

Equity
Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 448,272,855 shares issued and 446,424,575 shares outstanding at March 31, 2025 and 443,399,772 shares issued and 441,551,492 shares outstanding at December 31, 2024	—	—
Capital surplus	4,374.4	4,394.0
Accumulated deficit	(855.5)	(839.7)
Treasury Stock, 1,848,280 shares at both March 31, 2025 and December 31, 2024	(9.7)	(9.7)
Accumulated other comprehensive loss	(215.8)	(246.1)
Total stockholders' equity	3,293.4	3,298.5
Non-controlling interest	17.1	15.9
Total equity	3,310.5	3,314.4
Total liabilities and stockholders' equity	$8,745.0	$8,755.7

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three months ended March 31,
	2025	2024
Cash flows provided by (used in) operating activities:
Net income (loss)	$(14.8)	$(21.9)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	144.7	144.0
Amortization of unrecognized pension loss (gain)	(0.4)	(0.4)
Deferred debt issuance costs amortization and write-off	1.3	39.3
Equity-based compensation expense	14.7	17.9
Restructuring charge	2.9	3.4
Restructuring payments	(2.7)	(3.0)
Changes in deferred income taxes	(28.0)	(35.1)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	41.6	82.4
(Increase) decrease in prepaid taxes, other prepaids and other current assets	(35.0)	(3.8)
Increase (decrease) in deferred revenue	95.4	43.9
Increase (decrease) in accounts payable	(15.8)	(12.6)
Increase (decrease) in accrued payroll	(52.3)	(57.0)
Increase (decrease) in other accrued and current liabilities	(3.5)	(15.3)
(Increase) decrease in other long-term assets	(8.0)	1.6
Increase (decrease) in long-term liabilities	(13.0)	(16.4)
Net, other non-cash adjustments	9.8	(8.1)
Net cash provided by (used in) operating activities	136.9	158.9
Cash flows provided by (used in) investing activities:
Cash settlements of foreign currency contracts and net investment hedges	(8.3)	3.0
Capital expenditures	(1.8)	(1.3)
Additions to computer software and other intangibles	(44.9)	(56.4)
Other investing activities, net	(0.1)	(0.2)
Net cash provided by (used in) investing activities	(55.1)	(54.9)
Cash flows provided by (used in) financing activities:
Payments of dividends	(21.6)	(22.0)
Proceeds from borrowings on Credit Facility	65.0	10.4
Proceeds from borrowings on Term Loan Facility	—	3,103.6
Payments of borrowings on Credit Facility	(60.0)	(35.4)
Payments on Term Loan Facility	(7.8)	(3,103.6)
Payment of debt issuance costs	—	(26.6)
Other financing activities, net	(20.2)	(2.1)
Net cash provided by (used in) financing activities	(44.6)	(75.7)
Effect of exchange rate changes on cash and cash equivalents	(1.8)	(0.4)
Increase (decrease) in cash and cash equivalents	35.4	27.9
Cash and Cash Equivalents, Beginning of Period	205.9	188.1
Cash and Cash Equivalents, End of Period	$241.3	$216.0

Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Income taxes payments (refunds), net	$33.7	$9.6
Interest	$41.1	$47.9

Dun & Bradstreet Holdings, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended March 31,
	2025	2024
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(15.8)	$(23.2)
Depreciation and amortization	144.7	144.0
Interest expense - net	51.4	83.7
(Benefit) provision for income tax - net	0.4	(44.2)
EBITDA	180.7	160.3
Other income (expense) - net	(1.3)	(0.1)
Equity in net income of affiliates	(0.4)	(0.9)
Net income (loss) attributable to non-controlling interest	1.0	1.3
Equity-based compensation	14.7	17.9
Restructuring charges	2.9	3.4
Merger, acquisition and divestiture-related operating costs	2.5	0.2
Transition costs	9.6	17.4
Other adjustments	1.2	1.8
Adjusted EBITDA	$210.9	$201.3

North America	$166.2	$152.1
International	60.5	64.3
Corporate and other	(15.8)	(15.1)
Adjusted EBITDA	$210.9	$201.3
Adjusted EBITDA Margin	36.4%	35.7%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(In millions)

	Three months ended March 31, 2025
	North America	International	Corporate and Other	Total
Revenue	$398.0	$181.8	$—	$579.8
Total operating costs (1)	265.0	128.6	17.5	411.1
Operating income (loss)	133.0	53.2	(17.5)	168.7
Depreciation and amortization	33.2	7.3	1.7	42.2
Adjusted EBITDA	$166.2	$60.5	$(15.8)	$210.9

Adjusted EBITDA margin	41.8%	33.3%	N/A	36.4%

	Three months ended March 31, 2024
	North America	International	Corporate and Other	Total
Revenue	$386.6	$177.9	$—	$564.5
Total operating costs (1)	260.0	119.4	17.0	396.4
Operating income (loss)	126.6	58.5	(17.0)	168.1
Depreciation and amortization	25.5	5.8	1.9	33.2
Adjusted EBITDA	$152.1	$64.3	$(15.1)	$201.3

Adjusted EBITDA margin	39.3%	36.1%	N/A	35.7%

(1)Amounts include depreciation and amortization.

Dun & Bradstreet Holdings, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(In millions, except per share data)

	Three months ended March 31,
	2025	2024
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(15.8)	$(23.2)
Incremental amortization of intangible assets resulting from the application of purchase accounting	102.5	110.8
Equity-based compensation	14.7	17.9
Restructuring charges	2.9	3.4
Merger, acquisition and divestiture-related operating costs	2.5	0.2
Transition costs	9.6	17.4
Merger, acquisition and divestiture-related non-operating costs	—	0.1
Debt refinancing and extinguishment costs	0.2	37.1
Non-operating pension-related income	(5.7)	(5.0)
Non-cash gain (loss) from interest rate swap amendment (1)	4.6	(7.8)
Other adjustments	1.2	1.8
Tax effect of non-GAAP adjustments	(26.5)	(63.6)
Other tax effect adjustments	0.7	(4.1)
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$90.9	$85.0
Adjusted net earnings per diluted share	$0.21	$0.20
Weighted average number of shares outstanding - diluted	438.0	435.7

(1)Amount represents non-cash amortization gain (loss) resulted from the amendment of our interest rate swap derivatives. The amount is reported within "Interest expense-net" for the three months ended March 31, 2025 and 2024.

For more information, please contact:

Investor Contact:
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IR@dnb.com

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